EXECUTION COPY

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
This AMENDMENT, dated as of November 3, 2016 (this “Amendment”), amends the Agreement and Plan of Merger, dated as of November 8, 2015 (the “Agreement”), by and among Anbang Insurance Group Co., Ltd., a joint-stock insurance company established in the People’s Republic of China (“AIG”), AB Infinity Holding, Inc., a Delaware corporation and wholly-owned subsidiary of AIG (“Parent”), AB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Fidelity & Guaranty Life, a Delaware corporation (the “Company”).
RECITALS:
WHEREAS, the parties to the Agreement now desire to amend the Agreement in accordance with Section 8.04 of the Agreement and as set forth herein; and
WHEREAS, the respective board of directors of each of the parties to the Agreement has authorized and approved this Amendment.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions, agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:
1.Definitions. All capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Agreement and the interpretation provisions set forth in Section 1.02 of the Agreement shall also apply to this Amendment.
2.Amendment. Section 8.01(g) of the Agreement is hereby amended and restated in its entirety as follows:
“by Parent or the Company, if the Merger shall not have been consummated on or prior to February 8, 2017 (the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;”

3.	Miscellaneous
(a)    Except as expressly amended and/or superseded by this Amendment, the Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement. This Amendment and the Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. If and to the extent there are any inconsistencies between the Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Agreement to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.
(b)    This Amendment, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Amendment or the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
(c)    Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Amendment, including the negotiation, execution or performance of this Amendment and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Amendment or the negotiation, execution or performance of this Amendment in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 of the Agreement or in any other manner permitted by applicable Law.
(d)    Neither this Amendment nor any of the rights, interests or obligations under the Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. This Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
(e)    Section 9.02, Section 9.03, Section 9.04 (it being understood and agreed that nothing in this Section 3(e) shall invalidate, modify or otherwise affect any consent or waiver granted by any of the parties hereto in connection with the Agreement), Section 9.08, Section 9.09, Section 9.10, Section 9.11 Section 9.12 and Section 9.13 of the Agreement are each hereby incorporated by reference mutatis mutandis.

{Signature pages follow}

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
ANBANG INSURANCE GROUP CO., LTD.

By:    /s/ Joli Yu
    Name:    Joli Yu
    Title:    Authorized Signatory
AB INFINITY HOLDING, INC.

By:    /s/ Songxian Tan
    Name:    Songxian Tan
    Title:    Authorized Signatory
AB MERGER SUB, INC.

By:    /s/ Songxian Tan
    Name:    Songxian Tan
    Title:    Authorized Signatory
FIDELITY & GUARANTY LIFE

By:    /s/ Dennis R. Vigneau
    Name:    Dennis R. Vigneau
    Title:    Executive Vice President & Chief     Financial Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]